Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”), effective on the last date executed below, is entered into by and between PC Connection, Inc., on behalf of itself and its officers, directors, shareholders, employees, agents, benefit plans and parent, affiliated, predecessor, successor, subsidiary, and other related companies, and each of them, jointly and severally (herein singularly and collectively called the “Company”) and David Beffa-Negrini, on behalf of himself and his heirs, executors, guardians, administrators, successors and assigns, and each of them, jointly and severally (hereinafter singularly and collectively called the “Executive”), who agree to be bound by all of the terms and conditions hereof.

WHEREAS, the Executive has been employed by the Company since March 31, 1983 and currently holds the position of Senior Vice President, Corporate Communications and Creative Services;

WHEREAS, the Company and the Executive have mutually agreed on September 30, 2008, that the Executive will retire from employment on or before December 31, 2008 under the terms set out in this Agreement; and

WHEREAS, the Executive and the Company desire to set forth severance and other agreed-to terms related to said retirement;

NOW, THEREFORE, the parties hereby confirm their agreement as follows:

1. Executive’s Separation Payment. Subject to the Executive’s fulfillment of all of the Executive’s obligations hereunder, the Company and the Executive agree as follows:

A. The Company will pay the Executive retirement compensation, at his current level of base salary, less all applicable deductions for federal, state, and local taxes, social security, medical coverage premiums, wage withholding, and other taxes, for a period of two years and three weeks (the “Separation Payment”). The Executive acknowledges and agrees that the Separation Payment exceeds complete satisfaction of any and all compensation due to the Executive from the Company, whether for services rendered or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed or will be paid to the Executive. Should this Agreement not be consummated by the Executive, the Company will in all events pay the Executive for all accrued, unused vacation, less applicable deductions for federal, state, and local taxes, social security, wage withholding, and other taxes. Such payments are not conditioned on continued employment or the execution of this Agreement.

B. The Company represents that it will accelerate vesting on Executive’s 20,000 shares of restricted stock, and agrees to pay an amount equal to the Executive’s grossed-up personal income tax liability on the taxable value of the subject shares, such payment to be made not later than the last day of the year following the year in which the Executive remits the taxes that are payable in connection with the vesting of such shares.

C. The Executive agrees to provide consulting for the Company on an ‘as required’ basis and only with prior approval from the Chief Executive Officer; and in return, the Company agrees to pay the Executive at a rate of $130.00 per hour. Payment for consulting services will be disbursed to the Executive upon receipt of a detailed invoice.

2. Benefit Plans and Programs: COBRA.

A. The Company and the Executive hereby agree that all Company benefits, including, but not limited to, employee discount, long-term disability, short-term disability and life insurance coverage will cease as of the Separation Date, except to the extent explicitly set forth in this Agreement. The Executive will likewise not continue to earn vacation or other paid time off after the Separation Date. The Executive’s right to contribute to the Company’s 401(k) plan terminates as of the Separation Date, in accordance with the terms of that plan.

B. As of the Separation Date, the Executive will be eligible for continued health care coverage, in accordance with the provisions of the federal Consolidated Omnibus Budget and Reconciliation Act, as amended (“COBRA”). Provided the Executive timely elects to continue receiving group medical coverage pursuant to COBRA, the Company agrees to pay for the Executive’s COBRA coverage as of the Separation Date for a period of eighteen (18) months. The Company’s obligation to pay for the Executive’s COBRA coverage, however, shall be reduced by the amount that the Executive would otherwise pay toward such coverage from the Executive’s Separation Payments, which rate and amount shall be equal to the amount of the Executive’s medical coverage premiums as of the Separation Date. Rates can be adjusted based on calendar year changes in premiums.

3. Covenant not to Sue. The Executive covenants not to file any suits, complaints, or other actions against the Company in any court of law with respect to any aspect of the Executive’s employment by, or separation from employment with, the Company, or with respect to any other matter whatsoever, whether known or unknown to the Executive at the time of execution of this Agreement. It is agreed that if the Executive should breach this Agreement, the Executive will pay the Company’s resulting attorney’s fees and litigation costs in their entirety.

4. Waiver and Release. The Executive waives, releases, and forever discharges the Company of and from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which the Executive ever had, may now have, or may hereafter have with respect to any aspect of the Executive’s employment by, or retirement from, the Company, or with respect to any other matter whatsoever, whether known or unknown to the Executive at the time of his execution of this Agreement. In exchange for the retirement compensation and benefits provided the Executive under this Agreement, to which the Executive would not otherwise be entitled, on the Executive’s own behalf and that of the Executive’s heirs, executors, administrators, beneficiaries, personal representatives and assigns, the Executive agrees that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that the Executive may have had in the past, now has, or might now have, known or unknown, in any way related to, connected with or arising out of the Executive’s employment with or separation from the Company. The Executive’s covenants and releases, as set forth in the Agreement, include a waiver of any and all rights or remedies which the Executive ever had, may now have or may hereafter have against the Company under any federal, state, or local discrimination law including, but not limited to, Title VII of the 1964 Civil Rights Act, 42 U.S.C. §2000e, et seq. (as amended by the Civil Rights Act of 1991), the Age

Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101, et seq., the Family and Medical Leave Act, 29 U.S.C. §2601, et seq., the Fair Credit Reporting Act, 15 U.S.C. §1681, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001, et seq., and the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. §623, et seq., all as amended. Furthermore, the Executive hereby specifically releases and forever discharges the Company and all of its past and present affiliates, directors, shareholders, officers, employees, employee benefit plans, agents, and representatives, its successors and assigns, and all others connected with it, both individually and in their official capacities, from any and all such causes of action, rights, or claims.

5. Return of Company Property. The Executive represents that the Executive will return, as of the Separation Date, to the Company all Company vehicles, computers, software, printers and facsimile machines, credit cards, keys, key cards, identification badges, cell phones, pagers, business cards, customer, client or vendor lists and records, policy and procedure manuals, price lists, business contracts, and all other documents, information, equipment and property (of any kind) belonging to the Company, and certifies that he will not retain nor share with others copies or derivatives of any of the foregoing.

6. Company’s Confidential Information. The Executive recognizes that the Company is the owner of proprietary rights in certain systems, information, records and other tangible and intangible properties that constitute valuable trade secrets of the Company, and that Executive has been employed in a position in which the Company has a legitimate interest in protecting such confidential and proprietary information in order to maintain and enhance its competitive position within its industry. Accordingly, the Executive covenants and agrees that the Executive has not and the Executive will not remove, duplicate, or use on behalf of or disclose, directly or indirectly, to any persons or entities outside the Company, any information, property, trade secrets or other things of value which have not been publicly disclosed, including, but not limited to, products, product specifications, procedures, prices, costs, business affairs, plans, ideas, or past, present or prospective customers, clients or vendors. The Executive further agrees that he will zealously preserve all matters falling within the scope of the attorney-client privilege, asserting such privilege wherever applicable and to the fullest extent consistent with law.

7. Disclosures and Subpoena. The Executive agrees that the Executive will not, directly or indirectly, and without the Company’s prior written consent, voluntarily provide information, documents, or statements to any entity or person, including current or former employees of the Company (except the Executive’s counsel, tax preparer, and immediate family) regarding: (a) any other person’s employment with, or retirement from employment at, the Company; or (b) any information or documents concerning the Company. In the event that a subpoena or other lawful process is properly served upon the Executive requiring production or disclosure of information or documents concerning the foregoing matters, the Executive shall promptly notify the Company, in accordance with the Notices provisions detailed herein, and shall provide it with copies of any subpoena or other process served upon the Executive. The Executive shall thereafter make such documents available to the Company for inspection and copying at a reasonable time and place designated by the Company prior to their production. In the event that the subpoena or other process requires testimony or statements from the Executive, the Executive agrees to meet, telephonically or in person at the Company’s option, with attorneys or agents designated by the Company, at a reasonable time and place designated by the Company and prior to giving the testimony or the production of documents, for the purpose of discussing the same. Nothing herein shall give the Company the right to control or dictate the content of any testimony given by the Executive, or any documents produced by the Executive pursuant to subpoena or other lawful process. It is understood that the Executive shall provide all information lawfully required of the Executive, but shall not waive any matters of attorney-client privilege without the Company’s express consent. In the event that the Company requires any information or testimony from the Executive in connection with any claim made against the Company, or any claims made by the Company against persons or entities not party to this Agreement, the Executive agrees to cooperate fully with and without cost to the Company, including: (a) appearing at any deposition, trial, hearing or arbitration; (b) meeting telephonically or in person with attorneys or agents designated by the Company, at a reasonable time and place designated by the Company and prior to the giving of testimony, for the purpose of discussing such testimony; and (c) providing the Company with any relevant documentation in the Executive’s custody, control or possession.

8. Mutual Consideration. The Executive agrees that the Executive’s covenants and promises made in this Agreement are in consideration of the payments and other promises made hereunder by the Company. Likewise, the Company agrees that its covenants and promises made in this Agreement are in consideration of the promises made hereunder by the Executive. It is agreed and understood that the Executive’s right to receive and retain the economic consideration provided to him hereunder shall be expressly conditioned on the full and continuing performance of all of his obligations under this Agreement.

9. Future Cooperation. The Executive agrees that, in the future, the Executive will cooperate with the Company and will execute such documents that the Company requests in order to fulfill his obligations hereunder.

10. Breach of this Agreement. In the event that the Executive, or any person, entity, or organization, including those to which the Executive has made permissible disclosures hereunder, breaches any of the Executive’s promises made in this Agreement, including without limitation those provisions contained in the Covenant Not to Compete and Disclose Confidential Information incorporated herein by reference as Exhibit A, and the Company defends or pursues any charge, suit, complaint, claim, or grievance as a result thereof, the Executive shall be liable to the Company for all damages, attorney’s fees, expenses, and costs (including discovery costs) incurred by it in connection with the same.

11. Review and Execution of this Agreement. The Executive acknowledges that the Executive had the right to review and consider this Agreement for twenty-one (21) days prior to execution, and to consult with legal counsel (which the Executive has been encouraged to do). The Executive further acknowledges that the Executive has entered into this Agreement voluntarily and it is of the Executive’s own free will. The Executive acknowledges the Executive’s right to revoke this Agreement within seven (7) days following the Executive’s execution hereof, by giving written notice thereof to the Company. In the event of such revocation, this Agreement shall become null and void, and no party hereto shall have any rights or obligations hereunder. If the Executive does not revoke this Agreement, then, at the expiration of the seven-day period, this Agreement shall take effect as a legally binding agreement between the Executive and the Company on the basis set forth herein.

12. Governing Law and Venue. The parties agree that this Agreement shall be construed in accordance with New Hampshire law, and that any action brought by any party hereunder may be instituted and maintained only in a state or federal court in New Hampshire.

13. Nature of Agreement. The Executive understands and agrees that this Agreement is a separation agreement and does not constitute an admission of any liability or wrongdoing on the part of him or the Company.

14. Waiver or Rights. No delay or omission by either of the parties in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either of the parties on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion

15. Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future laws effective during the term of this Agreement, the remainder of this Agreement shall not be affected. In lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable.

16. Entire Agreement. The parties agree that, with the exception of the Covenant Not to Compete And Disclose Confidential Information And Assignment of Rights dated March 26, 1990, appended hereto and incorporated by reference to be part of this Agreement as Exhibit A, the foregoing constitutes the entire Agreement among them, and that there exist no other Agreements, oral or written, express or implied, relating to any matters covered by this Agreement, or relating to any other matter whatsoever, whether or not within the knowledge or contemplation of either of the parties at the time of execution of this Agreement, except to the extent specifically identified herein. This Agreement may only be modified in a writing signed by both parties hereto.

17. Headings. The use of headings, captions and numbers in this Agreement is solely for the convenience of identifying and indexing the various paragraphs and shall in no event be considered when construing or interpreting any provision in this Agreement

18. Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

19. Executive’s Understanding of Executive’s Rights. THE EXECUTIVE HEREBY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT IN ITS ENTIRETY, HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, UNDERSTANDS THE AGREEMENT AND VOLUNTARILY SIGNS IT WITH FULL KNOWLEDGE THAT THE EXECUTIVE IS WAIVING IMPORTANT RIGHTS.

WHEREFORE, the parties have read all of the foregoing, understand the same, and agree to all of the provisions contained herein.

PC Connection, Inc.	David Beffa-Negrini
By:
Its:
Date: